SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box: [ ] Preliminary Proxy Statement	[ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))

[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Under Rule 14a-12

Patriot National Bancorp, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
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[ ]		Fee paid previously with preliminary materials.

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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PATRIOT NATIONAL BANCORP, INC.
900 Bedford Street
Stamford, Connecticut 06901
(203) 324-7500

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on June 20, 2007

To the Shareholders of
Patriot National Bancorp, Inc.:

The Annual Meeting of Shareholders of Patriot National Bancorp, Inc. (“Patriot”) will be held on Wednesday, June 20, 2007, at 9:00 a.m. local time, at The Hyatt Regency, 1800 East Putnam Avenue, Old Greenwich, Connecticut 06870, for the following purposes:

1.	To elect nine directors to serve until the next Annual Meeting of shareholders.

2.	To consider and act upon a proposal to ratify the appointment of McGladrey & Pullen, LLP as independent auditors for the year ending December 31, 2007.

3.	To transact any other business that may properly come before the Annual Meeting.

Shareholders of record at the close of business on Friday, April 27, 2007 will be entitled to vote at the Annual Meeting or at any adjournment of the Annual Meeting.

Our Board hopes that you will attend the meeting. Whether or not you plan to attend, please complete, date, sign and return the enclosed proxy card in the accompanying envelope. Your prompt response will greatly facilitate arrangements for the meeting, and your cooperation will be appreciated.

By Order of the Board of Directors

Angelo De Caro
Chairman and Chief Executive Officer

Stamford, Connecticut
May 7, 2007

PATRIOT NATIONAL BANCORP, INC.
900 Bedford Street
Stamford, Connecticut 06901
(203) 324-7500
__________

PROXY STATEMENT

Our Board of Directors is soliciting your proxy with the enclosed proxy card for use at the 2007 Annual Meeting of Shareholders of Patriot National Bancorp, Inc. The Annual Meeting will be held on Wednesday, June 20, 2007 at The Hyatt Regency, 1800 East Putnam Avenue, Old Greenwich, Connecticut 06870. This proxy statement and accompanying proxy card are first being sent or given to shareholders on or about May 7, 2007.

The Annual Meeting has been called for the following purposes: (i) to elect nine directors to serve until the next Annual Meeting of shareholders (Proposal 1); (ii) to ratify the appointment of McGladrey & Pullen, LLP as our independent auditors for the year ending December 31, 2007 (Proposal 2); and (iii) to transact any other business that properly comes before the Annual Meeting or at any adjournments of the meeting.

GENERAL INFORMATION ABOUT VOTING

Who can vote.  You will be entitled to vote your shares of Patriot common stock at the Annual Meeting if you were a shareholder of record at the close of business on April 27, 2007.  As of that date, 4,739,494 shares of common stock were outstanding and entitled to vote at the Annual Meeting.

In the election of directors, you may elect to cumulate your vote. Cumulative voting will allow you to allocate among the director nominees, as you see fit, the total number of votes equal to the number of director positions to be filled multiplied by the number of shares you hold. For example, if you own 100 shares of stock, and there are nine directors to be elected at the Annual Meeting, you may allocate 900 “for” votes (nine times 100) among as few or as many of the nine nominees to be voted on at the Annual Meeting as you choose.

If you choose to cumulate your votes, you will need to submit a proxy card or a ballot and make an explicit statement of your intent to cumulate your votes, either by so indicating in writing on the proxy card or by indicating in writing on your ballot when voting at the Annual Meeting. If you hold shares beneficially in street name and wish to cumulate votes, you should contact your broker, trustee or nominee.

If you sign your proxy card with no further instructions, John A. Geoghegan, L. Morris Glucksman, and Michael F. Intrieri, as proxy holders, may cumulate and cast your votes in favor of the election of some or all of the applicable nominees in their sole discretion, except that none of your votes will be cast for any nominee as to whom you instruct that your votes be withheld.

Cumulative voting applies only to the election of directors. For all other matters, each share of common stock outstanding as of the close of business on the record date, April 27, 2007, is entitled to one vote. If you sign your proxy card with no further instructions with respect to the ratification of the selection of the independent auditors, then proxies will be voted in favor of the proposal.

How to vote your shares.  You can vote your shares either by attending the Annual Meeting and voting in person or by voting by proxy.  If you choose to vote by proxy, please complete, date, sign and return the enclosed proxy card.  The proxies named in the enclosed proxy card will vote your shares as you have instructed.  You may authorize the proxies to vote your shares in favor of the proposals contained in this proxy statement by simply signing and returning the enclosed proxy card without indicating how your votes should be cast.

Even if you expect to attend the Annual Meeting, please complete and mail your proxy card in any case in order to assure representation of your shares.  If you attend the meeting, you can always revoke your proxy by voting in person.  No postage is necessary if the proxy card is mailed in the United States.

Quorum.  A quorum of shareholders is required in order to transact business at the Annual Meeting.  A majority of the outstanding shares of common stock entitled to vote must be present at the meeting, either in person or by proxy, to constitute a quorum.

Number of votes required.  The number of votes required to approve each of the proposals that are scheduled to be presented at the meeting is as follows:

Proposal	Required Vote

• Election of directors	Under cumulative voting for directors, the nine nominees receiving the largest number of votes will be elected.

• Ratification of the Audit Committee’s selection of independent auditors	The affirmative vote of a majority of the votes cast is necessary for ratification.

Abstentions and broker non-votes.  A broker non-vote occurs when a broker cannot vote a customer’s shares registered in the broker’s name because the customer did not send the broker instructions on how to vote on the matter.  If the broker does not have instructions and is barred by law or applicable rules from exercising its discretionary voting authority in the particular matter, then the shares will not be voted on the matter, resulting in a “broker non-vote.” Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the Annual Meeting.

Abstentions and broker non-votes will not count as votes cast in the election of directors or in the vote on ratifying the Audit Committee’s selection of independent auditors. Therefore, abstentions and broker non-votes will have no effect on the voting on these matters at the meeting.

Discretionary voting by proxies on other matters.  Aside from the election of directors and the ratification of the Audit Committee’s selection of independent auditors, we do not know of any other proposal that may be presented at the 2007 Annual Meeting.  However, if another matter is properly presented at the meeting, the persons named in the accompanying proxy card will exercise their discretion in voting on the matter.

How you may revoke your proxy.  You may revoke the authority granted by your executed proxy card at any time before we exercise it by notifying our Corporate Secretary in writing, by executing a new proxy card bearing a later date and delivering the new executed proxy card to our Corporate Secretary, or by voting in person at the Annual Meeting.

Expenses of solicitation.  We will bear all costs of soliciting proxies.  We will request that brokers, custodians and fiduciaries forward proxy soliciting material to the beneficial owners of stock held in their names, for which we will reimburse their out-of-pocket expenses.  In addition to solicitations by mail, our directors, officers and employees, without additional remuneration, may solicit proxies by telephone and/or personal interviews.

Shareholders sharing the same surname and address.  In some cases, shareholders holding their shares in a brokerage or bank account who share the same surname and address and have not given contrary instructions are receiving only one copy of our annual report and proxy statement.  This practice is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.  If you would like to have additional copies of our annual report and/or proxy statement sent to you, please call or write us at our principal executive offices, Attention: Corporate Secretary, 900 Bedford Street, Stamford, Connecticut 06901, (203) 324-7500. If you want to receive separate copies of the proxy statement or annual report to shareholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder.

Patriot National Bancorp, Inc. is the bank holding company for Patriot National Bank, or the Bank. A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 is being sent with this proxy statement.

PROPOSAL 1

ELECTION OF DIRECTORS

Directors; Nominees

The Board of Directors has fixed the number of directors for 2007 at nine. Under our certificate of incorporation, each director is elected annually by the shareholders and holds office until the next Annual Meeting of shareholders and until his or her successor is elected and qualified, or until his or her earlier resignation, death or removal. In the election of directors, you may elect to cumulate your vote. Cumulative voting means that each share of common stock is entitled to one vote multiplied by the number of directors to be elected. All votes may be cumulated and cast for a single nominee or votes may be distributed among two or more nominees in the manner selected by the shareholder. If a shareholder submits a signed proxy with no further instructions, the persons named in the proxy will distribute the votes among the nominees in his or her discretion. The nine nominees who receive the largest number of votes will be elected as directors. The nine nominees for director are currently serving as directors of Patriot and the Bank. Each nominee has consented to being named in this proxy statement and to serve if elected. If for any reason a nominee should become unavailable for election prior to the Annual Meeting, the proxies may vote for the election of a substitute. We do not presently expect that any of the nominees will be unavailable.

Vote Required

Under cumulative voting for directors, the nine nominees receiving the largest number of votes will be elected as directors. Abstention and broker non-votes are not considered votes cast and will not affect the outcome of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE
SHAREHOLDERS VOTE FOR THE NINE NOMINEES SET FORTH BELOW.

Biographical Information

The following table contains biographical information about the nominees for election as directors. Information about the number of shares of common stock beneficially owned by each nominee, directly or indirectly, as of April 30, 2007, appears below under “Security Ownership of Certain Beneficial Owners and Management.”

There is no arrangement or understanding between any director and any other person or persons pursuant to which such director was or is to be selected as a director or nominee. There is no family relationship between any director and any of our executive officers. Each of the nominees has held the principal occupation listed for the past five years, except as set forth below.

Name	Age	Business Experience and Other Directorships	Director Since

Angelo De Caro	64
Angelo De Caro has served as our director since our organization in 1999 and as our Chairman since his election in 2001. He has also served as our Chief Executive Officer since 2001 and as President and Chief Executive Officer from 1999 to 2001. He has served as a director of the Bank since 1998, as Chairman of the Board of Directors of the Bank since September 2000, and as Chief Executive Officer of the Bank from June 1999 until October 2000. Mr. De Caro has been a private investor from 1996 to present. Mr. De Caro was a Senior Financial Officer of Goldman, Sachs & Co. from 1979 to 1986 and a General Partner of Goldman, Sachs & Co. from 1986 to 1996. In addition, he served on the Executive Committees of Goldman Sachs Swiss Private Bank and Goldman Sachs Trust Services. He currently serves as a Director of Innovive Pharmaceuticals, Inc., a biopharmaceutical company headquartered in New York City.
			1999

Charles F. Howell	58	Charles F. Howell has served as our Vice Chairman since 2000 and as our President since 2001. He has also served as a director and President and Chief Executive Officer of the Bank since 2000. From 1998 to 2000, Mr. Howell was a director and President of Summit Bank Connecticut. He also served as Executive Vice President, Chief Operating Officer and a director of each of NSS Bank from 1994 to 1998, and NSS Bancorp from the date of formation in 1997 to 1998.	2000

Robert F. O’Connell	58
Robert F. O’Connell has served as our director and Senior Executive Vice President and Chief Financial Officer since 2001 and as our Executive Vice President and Chief Financial Officer from 2000 to 2001. He has also served as a director and Senior Executive Vice President and Chief Financial Officer of the Bank since 2001 and as Executive Vice President and Chief Financial Officer of the Bank from 2000 to 2001. From 1994 to 2000, Mr. O’Connell served as Senior Vice President and Chief Financial Officer of New Canaan Bank and Trust Company and Treasurer/Senior Financial Officer of its successor, Summit Bank, New Canaan, Connecticut.
			2001

Philip W. Wolford	59	Philip W. Wolford has served as our Chief Operating Officer and Secretary since June 2000. He has also served as Chief Operating Officer and Secretary of the Bank since September 2000. Mr. Wolford was our President and Secretary from December 1999 until June 2000. He was President, Chief Executive Officer and Secretary of the Bank from September 1994 until June 1999 and President and Secretary of the Bank from August 1999 until September 2000. Mr. Wolford has served as our director since 1999 and a director of the Bank since 1994.	1999

John J. Ferguson	67	John J. Ferguson has served as a director of us and the Bank since 2001. He is a Senior Partner of the law firm of Ferguson, Aufsesser, Hallowell & Wrynn, LLP of Greenwich, Connecticut.	2001

Brian A. Fitzgerald	58	Brian A. Fitzgerald has served as a director of us and the Bank since 2005. He has also served as the Finance Director and Property Manager at Villa Maria Education Center in Stamford, Connecticut since 2001. From 1999 to 2001, Mr. Fitzgerald served as the Finance Director and Controller of Chromacol, a developer of consumables and accessories for chromatography. Mr. Fitzgerald was chairman of the audit committee of Summit Bank of Connecticut from 1999 to 2001, chairman of the audit committee of NSS Bancorp from 1997 to 1998, and chairman of the audit committee of NSS Bank from 1995 to 1997.	2005

John A. Geoghegan	65	John A. Geoghegan has served as a director of us since 1999 and a director of the Bank since 1998. He is the Resident Principal (Partner) of the law firm of Gellert & Klein, P.C., Purchase, New York and its predecessor firm. Previously, Mr. Geoghegan was a director of Barclays Bank, N.A. for over eighteen years.	1999

L. Morris Glucksman	59	L. Morris Glucksman has served as a director of us since 1999 and a director of the Bank since 1993. Mr. Glucksman is a practicing attorney in Stamford, Connecticut.	1999

Michael F. Intrieri	63	Michael F. Intrieri has served as a director of us since 1999 and a director of the Bank since 1993. He is the Director of School Activities, the Career Center and the University of Connecticut, Storrs, “Prep” Program at Stamford High School in Stamford, Connecticut. Dr. Intrieri previously served as the Assistant Principal	1999

and Director of Alternate High School in the Stamford, Connecticut public school system. Mr. Intrieri holds an Ed.D. in education and counseling and is a licensed real estate broker and private investor.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

Our business and affairs are managed under the direction of the Board of Directors in accordance with the Connecticut Business Corporation Act and our certificate of incorporation and bylaws. Members of the Board are kept informed of our business through discussions with the Chairman and Chief Executive Officer and other officers, by reviewing materials provided to them, and by participating in meetings of the Board and its committees. Our corporate governance practices are summarized below.

During 2006, our Board of Directors met 12 times. During 2006, each of our directors attended at least 75% of the meetings of our Board of Directors and at least 75% of the meetings of the committees of the Board on which each director served.

Director Attendance at Annual Meetings

We have a policy encouraging attendance by members of the Board of Directors at our Annual Meetings of shareholders. All of our directors attended the 2006 Annual Meeting of Shareholders.

Independence of Board of Directors and Members of Its Committees

The Board of Directors has a policy that requires a majority of the directors to be independent within the meaning of applicable laws and regulations and the listing standards of the NASDAQ Global Market. The Board of Directors has affirmatively determined that the following nominees for election as directors at the Annual Meeting, constituting a majority of the nominees, are independent: John J. Ferguson, Brian A. Fitzgerald, John A. Geoghegan, L. Morris Glucksman and Michael F. Intrieri. The Board of Directors has also affirmatively determined that the Audit Committee is comprised entirely of independent directors within the meaning of applicable laws and regulations, the listing standards of the NASDAQ Global Market and our corporate guidelines set forth in the Audit Committee Charter.

Independence Standards

The Board of Directors examines the independence of the directors annually. For a director to be considered independent, the Board must determine that the director does not have any relationship with Patriot or any of our affiliates, either directly or as a partner, shareholder or officer of an organization that has such a relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

A director will not be considered independent if, among other things, the director has:

•	Been employed by the Bank or its affiliates at any time in the current year or during the past three years.

•
Accepted any payments from the Bank or its affiliates in excess of $60,000 during any period of twelve consecutive months within the preceding three years (except for Board services, retirement plan benefits, non-discretionary compensation or loans made by the Bank in accordance with applicable banking regulations).

•	An immediate family member who is, or has been in the past three years, employed by the Bank or its affiliates as an executive officer.

•
Been a partner, controlling shareholder or an executive officer of any “for profit” business to which the Bank made or from which it received, payments (other than those which arise solely from investments in the Bank’s securities) that exceed five percent of the entity’s or the Bank’s consolidated gross revenues for that year, or $200,000, whichever is more, in any of the preceding three years.

•	Been employed as an executive officer of another entity where any of the Bank’s executive officers serve on that entity’s compensation committee.

Committees of the Board of Directors

The members of the Boards of Directors of Patriot and the Bank devote time and talent to certain standing and ad hoc committees of Patriot and the Bank. Among these committees are the Audit Committee, Compensation Committee, Executive Committee and the Nominating and Governance Committee of Patriot’s Board of Directors; and the Asset and Liability Committee, Loan Committee and Personnel Committee of the Bank’s Board of Directors. The principal functions and members of each committee are described below.

The functions of the Audit Committee include (i) reviewing and recommending policies regarding internal audit and credit review, (ii) establishing and implementing policies to comply with applicable regulations, (iii) causing suitable audits to be made by auditors engaged by the Audit Committee on our behalf, and (iv) pre-approving all audit services and permitted non-audit services provided by the auditors. The Audit Committee or its Chairman also discusses with the independent auditors the auditors’ review of our unaudited quarterly financial statements. The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is attached as Appendix A. The members of the Audit Committee are Messrs. Ferguson, Fitzgerald and Intrieri, each of whom is an independent director as defined by NASDAQ rules. The Board has determined that Mr. Fitzgerald has the professional experience necessary to qualify as an audit committee financial expert under SEC rules. During 2006, the Audit Committee met six times. The Report of the Audit Committee for the year ended December 31, 2006 is set forth below on page 31.

The Compensation Committee determines executive compensation. The members of the Compensation Committee are Messrs. Ferguson, Fitzgerald, Geoghegan, Glucksman and Intrieri. Each of the committee members is an independent director in accordance with NASDAQ requirements. During 2006, the Compensation Committee met three times.

The Executive Committee exercises, if needed and when the Board of Directors is not in session, all powers of the Board of Directors that may lawfully be delegated. The members of the Executive Committee are Messrs. De Caro, Ferguson, Geoghegan, Glucksman and Howell. During 2006, Patriot’s Executive Committee did not meet.

The principal function of the Nominating and Governance Committee is to consider and recommend to the full Board of Directors nominees for directors of Patriot and the Bank. The committee is also responsible for reporting and recommending from time to time to the Board matters relative to corporate governance. The members of the Nominating Committee are Messrs. Ferguson, Glucksman and Intrieri. Each committee member is independent in accordance with NASDAQ requirements. During 2006, the Nominating Committee met once.

The functions of the Personnel Committee include reviewing and recommending policies with respect to a comprehensive personnel policy, staffing requirements, personnel compensation and benefits issues and performance review of certain identified officer positions. The Personnel Committee also reviews management’s implementation of established policies and personnel compliance issues. The members of the Personnel Committee are currently Messrs. De Caro, Fitzgerald, Geoghegan, Glucksman, Howell, Intrieri, O’Connell and Wolford. During 2006, the Personnel Committee met once.

The Asset and Liability Committee ensures adherence to the investment policies of the Bank, recommends amendments thereto, exercises authority regarding investments and liquidity, and exercises, when the Bank’s Board of Directors is not in session, all other powers of the Board of Directors regarding investment activities that may lawfully be delegated. The members of the Asset and Liability Committee are Messrs. De Caro, Fitzgerald, Geoghegan, Glucksman, Howell, O’Connell and Wolford. During 2006, the Asset and Liability Committee met five times.

The Loan Committee examines, reviews and approves loans, reviews and approves loan policies, establishes appropriate levels of credit risk, and exercises, when the Bank’s Board of Directors is not in session, all other powers of the Board of Directors regarding extensions of credit that may lawfully be delegated. The members of the Loan Committee are Messrs. De Caro, Fitzgerald, Howell, Intrieri, O’Connell and Wolford. During 2006, the Loan Committee met 39 times.

Nomination Process

The process of reviewing and making recommendations for nominations and appointments to the Board of Directors is the responsibility of the Nominating and Governance Committee. Our directors have a critical role in guiding our strategic direction and in overseeing management. The Nominating Committee will consider candidates for the Board based upon several criteria, including their broad-based business and professional skills and experiences, concern for the long-term interests of shareholders, and personal integrity and judgment. Candidates should have reputations, both personal and professional, consistent with our image and reputation. Directors must have time available to devote to Board activities and to enhance their knowledge of the banking industry. Accordingly, the Board of Directors seeks to attract and retain highly qualified directors who have sufficient time to attend to their substantial duties and responsibilities to Patriot, and who are expected to contribute to an effective Board.

The Nominating Committee utilizes the following process for identifying and evaluating nominees to the Board. In the case of incumbent directors, each year the Board of Directors informally reviews each director’s overall service to Patriot during his term, including the number of meetings attended, level of participation and quality of performance. In the case of new director candidates, the committee may solicit from existing directors the names of potential candidates who meet the criteria above, the committee may discuss candidates suggested by our shareholders and, if deemed appropriate by the Board of Directors, or the committee may engage a professional search firm. To date, the Nominating Committee has not engaged a professional search firm to identify or evaluate potential nominees, but it retains the right to do so in the future, if necessary. The Nominating Committee meets to discuss and consider these candidates’ qualifications and then chooses new candidates by majority vote. Each of the nominees for director listed above were recommended by the Nominating Committee in 2007.  A copy of the Nominating Committee Charter was included with Patriot's proxy statement dated May 6, 2005.

Shareholder Nominations

Under our by-laws, nominations for directors may be made by any shareholder of any outstanding class of our capital stock who delivers notice, along with the additional information and materials required by our certificate of incorporation, to our Chief Executive Officer not fewer than 14 days and not more than 50 days before the Annual Meeting. Shareholders may obtain a copy of our certificate of incorporation and by-laws by writing to our Corporate Secretary, 900 Bedford Street, Stamford, Connecticut 06901.

To be considered, the shareholder’s nomination must contain: (i) the name and address of each proposed nominee; (ii) the principal occupation of each proposed nominee; (iii) the total number of shares of capital stock of the Corporation that will be voted for each proposed nominee; (iv) the name and residence address of the notifying shareholder; and (v) the number of shares of capital stock of Patriot owned by the notifying shareholder. In addition, the nomination should include any other information relating to the proposed nominee required to be included in a proxy statement filed pursuant to the proxy rules of the SEC and the nominee’s written consent to serve as a director if elected.

Communications with the Board

Interested parties, including shareholders, wishing to communicate directly with the Board or any independent directors should send written communications to Angelo De Caro, Chairman and Chief Executive Officer, Patriot National Bancorp, Inc., 900 Bedford Street, Stamford, Connecticut 06901. Each communication will be reviewed by Mr. De Caro who will make appropriate recommendations to the Board of Directors, which may include discussing the matter raised with the Board as a whole, with only the independent directors, and/or with other members of the senior management team. We believe that this procedure allows the Board to be responsive to shareholder communications in a timely and appropriate manner.

Code of Conduct

Each of our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer is required to comply with the Patriot National Bancorp, Inc. Code of Conduct for Senior Executive Financial Officers adopted by our Board of Directors. The Code of Conduct was adopted to deter wrongdoing and promote honest and ethical conduct; full, fair, accurate and timely disclosure in public documents; compliance with law; prompt internal reporting of Code violations, and accountability for adherence to the Code. The Code of Conduct was filed with the Securities and Exchange Commission as an exhibit to our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004. All of our directors, officers and employees are also required to comply with a general Code of Conduct that satisfies the rules set out in Section 406(c) of the Sarbanes-Oxley Act of 2002. Shareholders may request a copy of either Code, without charge, by contacting Robert F. O’Connell, Senior Executive Vice President and Chief Financial Officer, Patriot National Bancorp, Inc., 900 Bedford Street, Stamford, Connecticut 06901 (203) 324-7500.

Director Compensation

Our directors who are also executive officers do not receive compensation for service on the board of directors or any of its committees. Non-employee directors of the Bank receive $600 for each board meeting in which they participate and $400 for each committee meeting in which they participate. In addition, non-employee directors who serve as the chair of a committee that meets at least four times in a year receive an additional $2,000 per year.

Non-employee directors serving on the board receive an annual award of our common stock at each year’s annual meeting valued at $10,000 based on the last reported sale price on the trading day immediately preceding the Annual Meeting. The award is prorated for directors serving for less than a full year. We paid fees totaling $ 113,730 which includes $24,930 in stock to non-employee directors during the fiscal year ended December 31, 2006. Directors are not paid separately for their services on the Board of both Patriot and the Bank.

Director Compensation

The following table details the compensation paid to each of our non-management Directors in 2006.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
John J. Ferguson	10,000	4,986	-0-	-0-	-0-	-0-	14,986
Brian A. Fitzgerald	30,100	4,986	-0-	-0-	-0-	-0-	35,086
John A. Geoghegan	10,500	4,986	-0-	-0-	-0-	-0-	15,486
L. Morris Glucksman	11,300	4,986	-0-	-0-	-0-	-0-	12,286
Michael F. Intrieri	26,900	4,986	-0-	-0-	-0-	-0-	31,886

(1)
These amounts represent the fair market value of the annual stock grants to outside directors based on the closing price of Patriot National's stock on the date of the grant. For 2006, the shares granted were determined by dividing $5,000 by the closing price on the date of grant, rounded down to produce a whole number of shares.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below provides certain information about beneficial ownership of our common stock as of April 30, 2007 by (i) each person, or group of affiliated persons, who is known to us to beneficially own more than five percent of our common stock; (ii) each of our directors; (iii) each of our executive officers named in the Summary Compensation Table; and (iv) all of our directors and executive officers as a group.

Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all shares of common stock beneficially owned by them, subject to community property laws, where applicable. The address of each director and executive officer is care of us at our principal executive office.

To our knowledge, there exists no arrangement that might result in a change in control of Patriot. However, Angelo De Caro has received authority from the Federal Reserve Bank of New York to acquire up to 35% of our common stock.

To compute the percentage ownership of any shareholder in the following table, the total number of shares deemed outstanding includes 4,739,494 shares outstanding on April 30, 2007, plus any shares that a shareholder could acquire upon exercise of any options that are exercisable within the 60-day period after April 30, 2007.

	Shares of Common Stock Beneficially Owned
Beneficial Owner	Shares		Percent

5% Shareholders:

Harvey Sandler Revocable Trust 21170 NE 22nd Court North Miami Beach, FL 33180	379,772	(1)	8.0%

Donald Opatrny 30 East Elm Street Greenwich, CT 06830	376,850	(2)	8.0%

Barry C. Lewis 177 South Mountain Road New City, NY 10956	306,652	(3)	6.5%

Directors and Executive Officers named in the Summary Compensation Table:

Angelo De Caro	755,000	(4)	15.9%
John J. Ferguson	4,927		*
Brian A. Fitzgerald	3,045		*
John A. Geoghegan	9,312		*

L. Morris Glucksman	66,489	(5)	1.4%
Charles F. Howell	55,000		1.2%
Michael F. Intrieri	56,938	(6)	1.2%
Robert F. O’Connell	27,348		*
Philip W. Wolford	21,673	(7)	*
Martin Noble	1,911		*
Marcus Zavattaro	76,011		1.6%

All directors and executive officers of Patriot (13 persons)	1,083,003	(8)	22.7%
____________________

* Percentage is less than 1% of all outstanding shares of common stock.

1.
Based on a Schedule 13G/A filed by the Harvey Sandler Revocable Trust with the SEC on February 27, 2007. The Harvey Sandler Revocable Trust has sole voting and sole dispositive control over all of these shares. Mr. Sandler is the sole trustee of the trust.

2.	Based on a Schedule 13D filed by Mr. Opatrny with the SEC on October 6, 2006. Mr. Opatrny has sole voting and sole dispositive control over all of these shares.

3.
Based on a Schedule 13G filed by Mr. Lewis with the SEC on January 9, 2007. Reflects 117,703 shares held in Barry Lewis IRA Rollover Accounts, of which Mr. Lewis disclaims beneficial ownership, except to the extent of his equity interest therein, and 188,949 shares held by the Barry Lewis Revocable Living Trust.

4.	Includes 19,000 shares for which Mr. De Caro has sole voting power but in which he has no direct or indirect pecuniary interest.

5.
Includes 3,200 shares held by Mr. Glucksman as Trustee for Roslyn Glucksman, Mr. Glucksman’s wife; 1,000 shares owned solely by Roslyn Glucksman; 5,500 shares held by Mr. Glucksman as Trustee for Rayna Glucksman, Mr. Glucksman’s daughter; 5,500 shares held by Mr. Glucksman as Trustee for Janna Glucksman, Mr. Glucksman’s daughter; and 10,800 shares held as Trustee for other than immediate family members. Also includes 16,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days after April 30, 2007.

6.
Includes 1,200 shares held in joint tenancy with Karen Intrieri, Mr. Intrieri’s wife, and 651 shares owned solely by Karen Intrieri; 600 shares held by Michael J. Intrieri, Mr. Intrieri’s son, and 1,500 shares owned jointly by father and son; and 600 shares held by Jason Intrieri, Mr. Intrieri’s son, and 1,500 shares owned jointly by father and son. Also includes 10,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days after April 30, 2007.

7.
Includes 84 shares held in joint tenancy with, Regine Vantieghem, Mr. Wolford’s wife. Also includes 9,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days after April 30, 2007. Includes 102 shares owned by his wife over which he disclaims beneficial ownership.

8.	Includes 35,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days after April 30, 2007.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our directors, our executive officers and anyone owning beneficially more than ten percent of our equity securities are required under Section 16(a) of the Securities Exchange Act of 1934 to file with the SEC reports of their ownership and changes of their ownership of our common stock. They must also furnish copies of the reports to us. Based solely on our review of the reports furnished to us and any written representations that no other reports were required, we believe that during 2006, our directors, executive officers and ten percent beneficial owners complied on a timely basis with all applicable Section 16(a) filing requirements, except that Mr. Noble made one filing two days late regarding his settlement of a stock appreciation right.

EXECUTIVE OFFICERS

The following table provides information concerning the executive officers of Patriot and the Bank. Information about Messrs. De Caro, Howell, O’Connell and Wolford, nominees for director, appears in the table beginning on page 5.

Name	Age	Business Experience

Michael A. Capodanno	46
Michael A. Capodanno has served as our Senior Vice President and Controller since April 2004. He has also served as Senior Vice President and Controller of the Bank since April 2004 and as Vice President and Controller of the Bank from 2001 to 2004.

John Kantzas	71	John Kantzas has served as Executive Vice President and Cashier of the Bank since 1994.

Martin G. Noble	57
Martin G. Noble has served as Executive Vice President and Senior Loan Officer of the Bank since February 1999. From 1996 to 1999, he served as Vice President and Manager - Risk Management for Cityscape Corporation, a mortgage banking company.

Marcus Zavattaro	42
Marcus Zavattaro currently serves as Executive Vice President and Sales Manager of Mortgage Brokerage. He previously served as Executive Vice President of the Bank and the Division Sales Manager of the Bank’s Residential Lending Group since 2004. From 1999 to 2004, Mr. Zavattaro served as Executive Vice President of the Bank and President of the Pinnacle Financial Division of the Bank. From 1994 to 1999, he served as President of Pinnacle Financial Corp., a mortgage broker.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Our Compensation Committee determines salaries, incentives and other compensation for our executive officers. The Compensation Committee of the Board of Directors consists of five non-employee directors. The members of the Compensation Committee currently are John A. Geoghegan (Chairman), John J. Ferguson, Brian A. Fitzgerald, L. Morris Glucksman and Michael F. Intrieri. All of the Committee members are “independent” as defined by NASDAQ listing requirements.

The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” disclosure appearing below in this Proxy Statement. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors of Patriot that the Compensation Discussion and Analysis be included in Patriot’s Annual report on Form 10-K, which incorporates by reference the disclosure contained in this Proxy Statement.

April 18, 2007

The Compensation Committee:

John A. Geoghegan, Chairman
John J. Ferguson
Brian A. Fitzgerald
L. Morris Glucksman
Michael F. Intrieri

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee of our Board of Directors determines executive compensation (other than payments or benefits that are generally available to all other employees of Patriot). The Compensation Committee considers the recommendations of Messrs. De Caro and Howell relative to all executive compensation other than their own.

Objectives of Patriot’s Compensation Programs

Patriot does not pay direct cash compensation to its executive officers. However, our executive officers also serve as executive officers of the Bank and are compensated by the Bank.

Our compensation philosophy is to support our strategic goals with effective but straight forward compensation programs. We believe that simple, cash-based incentives will serve us and our shareholders best. Incentives are generally paid in cash as they reflect a “pay as you go” compensation philosophy. We do not compensate our executives with traditional perquisites such as club memberships, automobiles or travel allowances. We do not maintain a defined benefit retirement plan or an employee stock ownership plan. We have not granted stock options to our executive officers since 1999, or stock equivalent awards since 2003.

The compensation programs for executive officers are administered by the Compensation Committee and are outcome-oriented; designed to attract, retain and reward the best employees, further our growth objectives and promote shareholder value. The Committee believes it provides attractive, market based compensation programs with performance incentives aligned with shareholder’s interests. The Committee believes our growth objectives will be enhanced by this strategy.

The compensation decisions for executive officers are derived after examining available survey and other peer information. However, the Committee has determined that available peer information is inadequate for Patriot’s purposes for two reasons: (1) the degree to which Patriot focuses on growth is not shared with many other institutions that would otherwise potentially be peers; and (2) the scarcity of like-sized and -minded institutions in the greater New York area. The Committee does not employ a compensation consultant, but does consult publicly available compensation information and information provided by its advisors when making compensation decisions.

Identification of and Reward Objectives for Each Compensation Program

Compensation paid to Patriot’s executive officers in 2006 generally consisted of the following components: Base Salary, short-term cash bonuses paid pursuant to the Patriot Annual Bonus Plan, legacy vesting of long-term cash incentive payments tied to stock performance, and participation in our employee benefit plans. No stock options or other equity awards were granted to executive officers in 2006. The compensation components, described below, apply to all of the Named Executive Officers except Mr. Zavattaro. His bonus compensation as head of Retail Mortgage Brokerage is based entirely on certain annual production criteria relative to his job responsibilities.

Base Salaries. In determining base salaries for our executive officers, the Committee attempts to ensure that base salaries are competitive with New York area financial institutions that we consider to be alternative places of employment for our executive officers. All of the Named Executive Officers receive a base salary, except Mr. Zavattaro who receives a guaranteed draw against commissions.

Short Term Bonuses. Bonus compensation for executive officers generally consists of cash awards from Patriot’s Annual Cash Bonus Plan (“PACBP”). The PACBP provides for cash bonuses based solely on performance. Reward objectives are based on Patriot’s annual “profit” for the year.

Long Term Cash Incentives. Patriot does not currently compensate its executives with long-term awards, equity or non-equity. Certain of the executives received in 2006 compensation made under discontinued long-term incentive programs. The current philosophy is to provide incentives on a short-term, "pay as you go" basis.

Patriot’s Reasons for Choosing to Pay Each Compensation Element

The Compensation Committee believes that it is necessary to offer executive officers Base Salary and short term bonuses to attract and retain talented individuals committed to creating long-term franchise and shareholder value. The Compensation Committee believes that the compensation program it has developed is consistent with Patriot’s strategic objective to grow its franchise and to attract and retain talented and committed executive officers.

Patriot’s Determinations of Amounts of Compensation Paid to Executives

The Compensation Committee considers, determines and approves the mix of Base Salary and short term bonuses payable to the executive officers, and the production compensation payable to Mr. Zavattaro. The Committee evaluates the performance of the executive officers relative to the PACBP, and makes awards based on job responsibilities and expectations. The Committee additionally takes into account the evaluation of the performance of executive officers from Messrs. De Caro and Howell. The Compensation Committee reviews, but is not conclusively influenced by, available “peer” and survey data in making these determinations.

The Compensation Committee meets at least annually to review and approve the compensation of the executive officers. The decisions made by the Compensation Committee as to executive compensation are discretionary. However, a written performance review is prepared and includes an assessment of performance against certain goals.

Descriptions of Each Element of Compensation

Base Salary

In 2006, each executive officer received an annual base salary estimated by the Committee to be competitive with base salaries for comparable positions at financial institutions similar in size, locale and profile. The actual annual base salary for each officer was not determined using a formula or based on a certain percentage of peer medians, but was determined based on each individual’s particular experience, talents, and responsibilities, with consideration of the executive officer’s specific responsibilities relative to our business objectives. The Committee reviews annual base salaries during the fourth quarter of each year, and the Committee increased annual base salaries in 2006 principally in line with peer institutions

Patriot’s Annual Cash Bonus Plan

The philosophy of the Committee in administering the PACBP is rooted in a “profit sharing” concept in which designated officers, including our executive officers, participate. Each officer is assigned a number of points by the Board of Directors or its Personnel Committee. The points assigned to each officer are converted into a percentage of the total points assigned to all officers, which percentage is applied to the available “profit” at year end. For these purposes, “profit” is defined as the GAAP equivalent of pre-tax net income.  The annual cash bonus is determined strictly by application of this formula. All of our Named Executive Officers participate in the PACBP except Mr. Zavattaro.

Long Term Cash Incentives

The Named Executive Officers other than Mr. De Caro and Mr. Zavattaro were awarded long term cash incentives of varying kinds in prior years. Those programs have been discontinued. Mr. Howell has received cash based stock appreciation rights and restricted stock. Messrs. Noble, O’Connell and Wolford have received cash based stock appreciation rights. Mr. Wolford also received stock options in 1999 when the Bank reorganized into a holding company structure. The restricted stock rights and stock appreciation rights vest over varying terms of years. They are designed to retain and motivate our executive officers. They are also designed to align the financial interests of our executives with those of our shareholders. The awards are all fully deductible by us for income tax purposes upon exercise or vesting. We also previously provided stock-based, long-term incentive compensation to certain executives in the form of options to purchase common stock and restricted stock awards. Our current compensation philosophy does not include the award of stock options or equivalents.

Other

In addition to the compensation paid to executive officers as described above, executive officers received, along with, and on the same terms as, other employees, certain benefits pursuant to our 401(k) Plan.

Additional Executive Officer Compensation Considerations

The Compensation Committee generally does not adjust salaries for executive officers during the year, unless it does so to recognize a change in job responsibility or other unforeseen condition. Similarly, the Compensation Committee generally does not adjust targets under the PACBP during the year, provided it may adjust targets in response to tax or accounting changes or adjustments during the year.

The Compensation Committee considers the views and recommendations of Messrs. De Caro and Howell with regard to compensation of the other executive officers. The Compensation Committee itself makes all decisions on executive officer compensation.

We have entered into employment agreements with Mr. Howell and Mr. Zavattaro, and change of control agreements with each of Messrs. De Caro, Howell, O’Connell, Noble and Wolford. Mr. Howell’s employment agreement was entered into effective January 1, 2007 following the December 31, 2006 expiration of his prior, three year agreement. We entered into a change of control agreement with Mr. De Caro in recognition of the importance to us of his continued strategic leadership. We entered into, or enhanced the benefits from, change of control agreements with other executive officers in recognition of their continued importance to us and their increased responsibilities as a consequence of our significant growth. Each change of control agreement contains “single trigger” provisions. This means that the officer is entitled to change of control compensation if there is a change of control of Patriot, even if the officer is offered comparable employment with and/or remains in the employ of a successor to Patriot.

These provisions are described elsewhere in this Proxy Statement. The Committee believes the single trigger provisions are appropriate given our publicly articulated strategy to grow as an independent company and thereby increase shareholder value, for the foreseeable future. Each agreement contains a six month non-competition provision that would be effective if any change of control payments are made.

The Compensation Committee considers the effects of tax and accounting treatments when it determines executive compensation. For example, in 1993, the Internal Revenue Code was amended to disallow publicly traded companies from receiving a tax deduction on compensation paid to executive officers in excess of $1 million (Section 162(m) of the Code), unless, among other things, the compensation meets the requirements for performance-based compensation. In structuring Patriot’s compensation programs and in determining executive compensation, the Committee takes into consideration the deductibility limit for compensation. The Committee reserves the right, however, in the exercise of its business judgment, to establish appropriate compensation levels for executive officers that may exceed the limits on tax deductibility established under Section 162(m) of the Code. Also, payments under the change of control agreements for the Named Executive Officers are capped based on Section 280G of the Code. If the proposed payments under the agreements would exceed the Section 280G limit on such payments and thereby would impose an excise tax on the officer, the payments would be reduced to an amount that would avoid such additional tax.

COMPENSATION OF
EXECUTIVE OFFICERS AND DIRECTORS

Annual Compensation

The following Summary Compensation Table sets forth certain information with respect to the compensation of our principal executive officer, principal financial officer and three most highly compensated executive officers during 2006. Each individual listed in the table below may be referred to as a Named Executive Officer or NEO. The material terms of each officer’s employment agreements are disclosed below following the Summary Compensation Table. No options or other equity-based awards were made, repriced or otherwise modified during 2006 for the Named Executive Officers. The percentage of salary and cash bonus payments to total compensation for all NEO’s in 2006 is high. This is typical for Patriot as its straight forward executive compensation program emphasizes cash salary and incentives as the principal compensation components for executives.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($) (4)	Non- Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Nonquali-fied Deferred Compen-sation Earnings($)	All Other Compen -sation ($) (5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Angelo De Caro Chairman and Chief Executive Officer	2006	232,692	128,268	-0-	-0-	-0-	-0-	-0-	360,960

Charles F. Howell President of Patriot and CEO of the Bank	2006	262,308	128,268	-0-	-0-	-0-	-0-	72,064	462,640

Robert F. O’Connell Senior Executive Vice President, Chief Financial Officer	2006	206,400	128,268	-0-	-0-	-0-	-0-	6,600	341,268

Marcus Zavattaro Executive Vice President of the Bank	2006	180,000	224,335	-0-	-0-	-0-	-0-	6,600	410,935

Martin G. Noble Executive Vice President of the Bank	2006	167,308	104,325	-0-	-0-	-0-	-0-	57,384	329,017

(1)
In addition to the base salaries, amounts disclosed in this column include amounts deferred under the Patriot National Bank 401(k) Plan. Base salaries are reviewed on an annual basis and may be increased in the future. Current annual salaries are as follows: Mr. De Caro $275,000, Mr. Howell $ 275,000; Mr. O’Connell $220,000; Mr. Zavattaro $180,000 (guaranteed draw against commissions); and Mr. Noble $180,000.

(2)
Amounts represent the dollar value of cash bonuses earned under the Patriot Annual Cash Bonus Plan, with the exception of Mr. Zavattaro whose bonus amount represents commissions earned in excess of a guaranteed draw and additional compensation based on the revenue generated by his direct reports.

(3)	Patriot made no stock awards to executives in 2006, nor did Patriot incur compensation expense during 2006 for prior stock awards under SFAS 123R.
(4)	Patriot did not grant any stock options to executive officers in 2006, nor did Patriot incur compensation expense during 2006 for prior stock awards under SFAS 123R.
(5)
Includes employer contributions allocated under the 401(k) plan for the 2006 plan year of $6,600 each for Messrs. Howell, O’Connell, Zavattaro and Noble, respectively. Includes cash payments made to Mr. Howell in settlement of restricted stock award of $65,464 and Mr. Noble upon the exercise of stock appreciation rights of $50,784.

Grants of Plan-Based Awards

No grants of plan-based awards were made to the NEO's in 2006.

Employment and Change of Control Agreements

Patriot and the Bank entered into a three-year employment agreement with Charles F. Howell, effective January 1, 2007, pursuant to which Mr. Howell serves as President and Chief Executive Officer of the Bank and as President of Patriot until December 31, 2009. Mr. Howell’s base salary is $275,000 for the first year, $290,000 for the second year and $310,000 for the third year. Mr. Howell is entitled to receive annual discretionary cash bonuses in amounts to be determined by the board of directors.

If Mr. Howell’s employment is terminated for cause (as defined in the agreement) or because of his death or disability, all unvested restricted stock awards and options will be forfeited. Mr. Howell was issued stock grants under an earlier employment agreement and may participate in future option grants if made by us. In the event that Mr. Howell’s employment terminates for any other reason, including termination following a change of control (as defined in the agreement), all restricted stock awards and options will vest immediately.

In the event of the early termination of the agreement with Mr. Howell for any reason other than cause, he would be entitled to receive a lump sum payment equal to the greater of the aggregate salary payments that would be made to him for the remaining term of the agreement or 18 months of his stipulated base salary at the time of termination.

Patriot and the Bank entered into an employment agreement with Robert F. O’Connell, dated November 3, 2003, pursuant to which Mr. O’Connell serves as Chief Financial Officer and Senior Executive Vice President of the Bank until December 31, 2007. Mr. O’Connell’s base salary is currently $220,000, and is subject to review and increase by the board of directors each year. If Mr. O’Connell’s employment terminates without cause (as defined in the agreement), Mr. O’Connell would be entitled to a lump sum payment equal to the aggregate salary payments (based on the rate then in effect) for the balance of the employment period.

The Bank entered into an employment agreement, dated January 1, 2007, with Marcus Zavattaro pursuant to which Mr. Zavattaro serves as Executive Vice President of the Bank, Sales Manager of Retail Brokerage until December 31, 2007. Mr. Zavattaro is entitled to receive guaranteed draws against commissions of $180,000 plus commissions depending upon his production as described in the agreement as well as additional compensation based upon the revenue generated by his direct reports.

Patriot and/or the Bank has also entered into substantially similar change of control agreements with Messrs. De Caro, Howell, O'Connell, Noble and Philip W. Wolford, the Bank’s Chief Operating Officer. The Change of Control Agreements provide that in the event of a Change of Control, as defined in the Agreements, Mr. De Caro, Mr. Howell and Mr. O’Connell

may receive lump sum cash payments equal to 2.5 times the greater of their annual salary or compensation, as applicable, and Mr. Noble and Mr. Wolford may receive payments equal to two times the greater of their annual salary or compensation. Payments under each of the agreements is capped so as not to exceed the limits of Section 280G of the Internal Revenue Code. The exercise of rights under a change of control agreement by any executive officer will not result in adverse tax consequences to us under Section 280G of the Internal Revenue Code of 1986, as amended.

Potential Payments Upon Termination or Change in Control

Patriot and/or the Bank has entered into certain agreements and maintains certain plans that will require the payment of compensation to Named Executive Officers in the event of a termination of employment or a change in control of Patriot. Those agreements are described above under the caption “Employment and Change in Control Agreements.” The amount of compensation payable to each Named Executive Officer in each situation is listed in the tables below. The disclosures assume a payment event having occurred on December 31, 2006 as if the January 1, 2007 agreements described above had been in effect on that date.

The following table describes the potential payments upon termination or a change in control of Patriot for Angelo De Caro:

Executive Benefits and Payments Upon Termination	Voluntary Termination	Normal Retirement	Involuntary Not for Cause Termination	For Cause Termination	Involuntary or Good Reason Termination (CIC)	Death or Disability (1)

Compensation:
Cash	$ 0	$ 0	$ 0	$ 0	$ 902,400	$ 0
Non-Cash	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0
Benefits and Perquisites:	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0
Total:	$ 0	$ 0	$ 0	$ 0	$ 902,400	$ 0

The following table describes the potential payments upon termination or a change in control of Patriot for Charles F. Howell:

Executive Benefits and Payments Upon Termination	Voluntary Termination	Normal Retirement	Involuntary Not for Cause Termination	For Cause Termination	Involuntary or Good Reason Termination (CIC)	Death or Disability (1)

Compensation:
Cash	$ 0	$ 0	$ 825,000	$ 0	$ 976,440	$ 137,500
Non-Cash	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0
Benefits and Perquisites:	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0
Total:	$ 0	$ 0	$ 825,000	$ 0	$ 976,440	$ 137,500

The following table describes the potential payments upon termination or a change in control of Patriot for Robert F. O’Connell:

Executive Benefits and Payments Upon Termination	Voluntary Termination	Normal Retirement	Involuntary Not for Cause Termination	For Cause Termination	Involuntary or Good Reason Termination (CIC)	Death or Disability (1)

Compensation:
Cash	$ 0	$ 0	$ 220,000	$ 0	$ 836,670	$ 110,000
Non-Cash	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0
Benefits and Perquisites:	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0
Total:	$ 0	$ 0	$220,000	$ 0	$ 836,670	$ 110,000

The following table describes the potential payments upon termination or a change in control of Patriot for Marcus Zavattaro:

Executive Benefits and Payments Upon Termination	Voluntary Termination	Normal Retirement	Involuntary Not for Cause Termination	For Cause Termination	Involuntary or Good Reason Termination (CIC)	Death or Disability (1)

Compensation:
Cash	$ 0	$ 0	$ 180,000	$ 0	$ 0	$ 0
Non-Cash	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0
Benefits and Perquisites:	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0
Total:	$ 0	$ 0	$ 180,000	$ 0	$ 0	$ 0

The following table describes the potential payments upon termination or a change in control of Patriot for Martin G. Noble:

Executive Benefits and Payments Upon Termination	Voluntary Termination	Normal Retirement	Involuntary Not for Cause Termination	For Cause Termination	Involuntary or Good Reason Termination (CIC)	Death or Disability (1)

Compensation:
Cash	$ 0	$ 0	$ 0	$ 0	$ 543,266	$ 0
Non-Cash	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0
Benefits and Perquisites:	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0
Total:	$ 0	$ 0	$ 0	$ 0	$ 543,266	$ 0

(1) all fulltime employees receive a $50,000 life insurance benefit.

401(k) Plan

The Bank maintains a tax-qualified 401(k) Plan under Section 401(a) of the Internal Revenue Code with a cash or deferred arrangement under Section 401(k) of the Internal Revenue Code. Employees become eligible to make salary reduction contributions to the 401(k) Plan and to receive any matching or discretionary contributions made to the 401(k) Plan by the Bank on the first day of the semiannual period coinciding with or next following the date that the employee has attained 21 years of age and completed at least 1,000 hours of service in a period of six to 12 consecutive calendar months.

Under the 401(k) Plan, participants may elect to have the Bank contribute a portion of their compensation each year, subject to certain limitations imposed by the Internal Revenue

Code. The 401(k) Plan permits the Bank to make discretionary matching and additional discretionary contributions to the 401(k) Plan. Participants in the 401(k) Plan may direct the investment of their accounts in several types of investment funds.

Participants are always 100% vested in their elective deferrals, matching and discretionary matching contributions and related earnings under the 401(k) Plan. Participants become vested in any discretionary contributions and related earnings in 50% increments, beginning with the completion of one year of service and ending with the completion of two years of service. Participants also become 100% vested in any discretionary contributions and related earnings upon the attainment of normal retirement age (age 65). Participants are permitted to receive a distribution from the 401(k) Plan only in the form of a lump sum payment.

2001 Stock Appreciation Rights Plan

In 2001, we adopted the Patriot National Bancorp, Inc. 2001 Stock Appreciation Rights Plan. Under the terms of the plan, we may grant stock appreciation rights, or SARs, to our officers that entitle them to receive upon exercise, in cash or shares of common stock, the appreciation in the value of the common stock from the date of grant. Each award vests at the rate of 20% per year from the date of grant. Any unexercised rights will expire ten years from the date of grant. As of December 31, 2006, there were 12,000 SARs issued and outstanding.

Subject to the terms of the plan, the Board of Directors may grant an SAR to any eligible participant. An SAR entitles the participant to surrender to Patriot any then exercisable portion of the SAR in exchange for that number of shares of common stock having an aggregate fair market value on the date of surrender equal to the product of (a) the excess of the fair market value of a share of common stock on the date of surrender over the exercise price established by the Board, which shall not be less than the fair market value of a share of common stock on the date the SAR was granted, and (b) the number of shares of common stock subject to such SAR. In lieu of payment in shares of common stock, payment may be made in cash or partly in shares and partly in cash, as determined by the Board.

Our current compensation philosophy does not include the awarding of SARs.

Stock Option Plan

In connection with our holding company reorganization in 1999, we adopted the Bank’s stock option plan. Under this plan, an aggregate of 110,000 shares were available for issuance thereunder, all of which have been awarded. As of December 31, 2006, options to purchase 65,000 shares remained unexercised. There are no shares available for future grant under this plan.

Relative to Both Stock Plans:

Effect of a Change in Control. In the event of a change in control, each outstanding ISO, stock option and SAR will become fully vested and, in the case of vested stock options and SARs will become immediately exercisable.

Stock Options. There are generally no federal income tax consequences either to the optionee or to us upon the grant of an option. On the exercise of an incentive stock option (“ISO”) during employment or within three months thereafter, the optionee will not recognize any income and we will not be entitled to a deduction, although the excess of the fair market value of the shares on the date of exercise over the option price is includible in the optionee’s alternative minimum taxable income, which may give rise to alternative minimum tax liability for the optionee. Generally, if the optionee disposes of shares acquired upon exercise of an ISO within two years of the date of grant or one year of the date of exercise, the optionee will recognize ordinary income, and we will be entitled to a deduction, equal to the excess of the fair market value of the shares on the date of exercise over the option price (limited generally to the gain on the sale). The balance of any gain or loss will be treated as a capital gain or loss to the optionee. If the shares are disposed of after the two-year and one-year periods mentioned above, we will not be entitled to any deduction, and the entire gain or loss for the optionee will be treated as a capital gain or loss.

On exercise of a non-qualified stock option (“NQSO”), the excess of the date-of-exercise fair market value of the shares acquired over the option price will generally be taxable to the optionee as ordinary income and deductible by us, if we properly withhold taxes in respect of the exercise. The disposition of shares acquired upon the exercise of a NQSO will generally result in a capital gain or loss for the optionee, but will have no tax consequences for us.

Restricted Stock. A participant who has been awarded restricted stock under the plan and does not make an election under Section 83(b) of the Internal Revenue Code will not recognize taxable income at the time of the award. At the time any transfer or forfeiture restrictions applicable to the restricted stock lapse, the recipient will recognize ordinary income and we will be entitled to a corresponding deduction equal to the fair market value of the stock at such time. Any dividend paid to the recipient on the restricted stock at or prior to such time will be ordinary compensation income to the recipient and deductible as such by us.

The Board may prohibit participants from making an election under Section 83(b) of the Code. If a participant is permitted to make such an election and does so, he or she will recognize ordinary income at the time of the award and we will be entitled to a corresponding deduction equal to the fair market value of the stock at such time. Any dividends subsequently paid to the recipient on the restricted stock will be dividend income to the recipient and not deductible by us. If the recipient makes a Section 83(b) election, there are no federal income tax consequences either to the recipient or us at the time any applicable transfer or forfeiture restrictions lapse.

Generally, an employee will not recognize any taxable income upon the grant of an SAR. At the time the employee receives the common stock or cash for the SAR, the fair market value of shares of common stock or the amount of any cash received generally is taxable to the employee as ordinary income, taxable as compensation. Subject to the discussion under “Certain Tax Code Limitations on Deductibility” below, we will be entitled to a deduction for federal income tax purposes at the same time and in the same amount that an employee recognizes ordinary income from SARs under the Plan.

Certain Tax Code Limitations on Deductibility. Section 162(m) of the Code generally limits the deduction for certain compensation in excess of $1 million per year paid by a publicly-traded corporation to its chief executive officer and the four other most highly compensated executive officers. Certain types of compensation, including compensation based on performance goals, are excluded from the Section 162(m) deduction limitation if certain requirements are satisfied.

Requirements Regarding “Deferred Compensation.” Certain awards under the plan may constitute “deferred compensation” within the meaning of Section 409A of the Code, a recently enacted provision governing “non-qualified deferred compensation plans.” Failure to comply with the requirements of the provisions of the Code regarding participant deferral elections and the timing of payment distributions could result in the affected participants being required to recognize ordinary income for tax purposes earlier than the times otherwise applicable as described in the above discussion and to pay substantial penalties.

The following tables present information about stock awards made to the Named Executive Officers:

Outstanding Equity Awards at Fiscal Year-End

	Option Awards (1)					Stock Awards (1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#) (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Angelo De Caro	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Charles F. Howell	12,500	2,500	-0-	-0-	-0-	1,135	30,021	-0-	-0-

Robert F. O’Connell	6,000	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Marcus Zavattaro	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Martin G. Noble	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
(1) All awards shown above are settled in cash. The value in Column h is based on Patriot's closing price on December 29, 2006.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Angelo De Caro	-0-	-0-	-0-	-0-
Charles F. Howell	-0-	-0-	-0-	-0-
Robert F. O’Connell	-0-	-0-	-0-	-0-
Marcus Zavattaro	-0-	-0-	-0-	-0-
Martin G. Noble	-0-	-0-	-0-	-0-

(1) None of the NEO’s has been awarded stock options, and no restricted stock vested in 2006.

Pension Benefits

Patriot does not maintain a defined benefit pension plan, or any supplemental executive retirement plans.

Retirement Plan

Non-Qualified Deferred Compensation

Patriot does not maintain any defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Transactions with Management and Others

In the ordinary course of business, the Bank has made loans to officers and directors (including loans to members of their immediate families and loans to companies of which a director owns 10% or more). The total amount of loans to officers and directors outstanding as of December 31, 2006 was $51,181. In the opinion of management, all of such loans were made in the ordinary course of business of the Bank on substantially the same terms, including interest rates and collateral requirements, as those then prevailing for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features.

We have entered into two lease agreements with one of our directors, L. Morris Glucksman, Esq., pursuant to which Mr. Glucksman leases from us approximately 1,100 square feet of space in the building at 900 Bedford Street and 150 square feet of space in our building at 838 High Ridge Road, each at per square foot rental rates not to exceed the rental rates paid by us from time to time. The Bedford Street lease has expired but Mr. Glucksman continues to occupy the space on a month-to-month basis at the same rent. The High Ridge Road agreement is revocable at any time.

We have entered into a 10 year lease agreement with Michael J. Intrieri and Jason Intrieri, the sons of our director, Dr. Michael Intrieri, for a small parking lot located near our main office at 47-49 Hoyt Street, Stamford Connecticut. Payments over the 10 year term begin at $21,000 per year and increase to $24,000 per year. From time to time, we may have employees who are related to our directors or executive officers. Dr. Intrieri’s adult son, Michael J. Intrieri, is employed by us in a non-executive officer position.

Information about transactions involving related persons is assessed by our independent directors. Related persons include our directors and executive officers as well as immediate family members of directors and officers. If the independent directors approve or ratify a material transaction involving a related person, then the transaction would be disclosed in accordance with the SEC rules. If the related person is a director, or a family member of a director, then that director would not participate in those discussions.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee operates pursuant to a written charter, as amended by the Board of Directors on April 18, 2007, a copy of which is attached as Appendix A to this proxy statement.

The Board of Directors, in its business judgment, has determined that each member of the Audit Committee is independent, as required by the applicable listing standards of The Nasdaq Stock Market, Inc. The Board of Directors has determined that Mr. Fitzgerald has the professional experience necessary to qualify as an audit committee financial expert within the meaning of the rules of the Securities and Exchange Commission.

In performing its function, the Audit Committee has:

•	Reviewed and discussed our audited financial statements as of and for the year ended December 31, 2006 with management and with McGladrey & Pullen, LLP, our independent auditors for 2006;

•	Discussed with our independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect; and

•
Received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and has discussed with the independent auditors the independent auditors’ independence. The Audit Committee has considered whether the provision of non-audit services by the independent auditors to us is compatible with maintaining the auditors’ independence and has discussed with McGladrey & Pullen, LLP their independence.

Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

Audit Committee

Brian A. Fitzgerald, Chairman
John J. Ferguson
Michael F. Intrieri

April 18, 2007

THE REPORT OF THE AUDIT COMMITTEE SHALL NOT BE DEEMED INCORPORATED BY REFERENCE INTO ANY FILING UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EXCEPT TO THE EXTENT THAT WE SPECIFICALLY INCORPORATE IT BY

REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED TO BE FILED UNDER SUCH ACTS.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

Our Audit Committee has selected McGladrey & Pullen, LLP, independent auditors, to audit the books, records and accounts of Patriot for the year ending December 31, 2007. In accordance with a resolution of the Board of Directors, this selection is being presented to the shareholders for ratification at the Annual Meeting.

A representative of McGladrey & Pullen, LLP will be present at the Annual Meeting and will be provided the opportunity to make a statement and to respond to appropriate questions that may be asked by shareholders.

If the shareholders do not ratify the selection of McGladrey & Pullen, LLP, the selection of independent auditors will be reconsidered by the Audit Committee.

Vote Required

In order to be adopted, the ratification of the selection of McGladrey & Pullen, LLP must be approved by the affirmative vote of a majority of the votes cast by holders of record of the common stock. Abstentions and broker non-votes are not considered votes cast and will not affect the outcome of the vote.

Relationship with Independent Auditors

McGladrey & Pullen, LLP has served as independent auditors of us and the Bank since 1994 and is considered to be well-qualified. We have been advised by McGladrey & Pullen, LLP that it has no direct financial interest or any material indirect financial interest in us other than that arising from the firm’s employment as independent auditors.

McGladrey & Pullen, LLP performs both audit and non-audit professional services for us and on our behalf. During 2006, the audit services included an audit of our consolidated financial statements and a review of certain filings with the Securities and Exchange Commission. All professional services rendered by McGladrey & Pullen, LLP during 2006 were furnished at customary rates and terms.

Audit Fees
         During the period covering the fiscal year ended December 31, 2006, McGladrey & Pullen, LLP performed the following audit and audit related professional services and RSM McGladrey, Inc. performed the following tax related professional services:

	2006	2005

Audit Fees consist of fees for professional services rendered for the audit of the consolidated financial statements and review of financial statements included in quarterly reports on Form 10-QSB and services connected with statutory and regulatory filings or engagements.	$304,923	$221,237

Audit-Related Fees are fees principally for professional services rendered for the audit of the FHLB Qualified Collateral Report.	3,500	3,000

Tax Fees consist of fees for tax return preparation, planning and tax advice.	23,142	20,172

All Other Fees	--	--

Total:	$331,565	$244,409

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee has delegated pre-approval authority to its chair when expedition of services is necessary. The chair is required to report any decisions to pre-approve such services to the full Audit Committee at its next meeting. The independent auditors and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee approved all of the fees set forth in the table above.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL 2.

SHAREHOLDER PROPOSALS

Any shareholder who intends to present a proposal at the 2008 Annual Meeting is advised that, in order for such proposal to be included in the Board of Directors’ proxy material for such meeting, the proposal must be received by us at our principal executive office no later than January 6, 2008, directed to Angelo De Caro, Chairman and Chief Executive Officer, Patriot National Bancorp, Inc., 900 Bedford Street, Stamford, Connecticut 06901.

If any shareholder proposes to make any proposal at the 2008 Annual Meeting which proposal will not be included in Patriot’s proxy statement for such meeting, the proposal must be received by March 21, 2008, to be considered timely for purposes of Rule 14a-4(c) under the Exchange Act. The form of proxy distributed by the Board of Directors for the meeting will confer discretionary authority to vote on any such proposal not received by that date. If any such proposal is received by such date, the proxy statement for the meeting will provide advice on the nature of the matter and how we intend to exercise our discretion to vote on each such matter.

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors knows of no other matters to be voted upon at the Annual Meeting. Because we did not receive advance notice of any shareholder proposal in accordance with the time limit specified in Rule 14a-4(c) under the Exchange Act, we will have discretionary authority to vote on any shareholder proposal presented at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote said proxy in accordance with their judgment on such matters.

ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 accompanies this proxy statement. Upon written request, we will provide without charge to each person entitled to vote at the Annual Meeting one copy of our Annual Report on Form 10-K for the year ended December 31, 2006, including the financial statements and schedules. Written requests must be directed to:

Robert F. O’Connell
Senior Executive Vice President and Chief Financial Officer
Patriot National Bancorp, Inc.
900 Bedford Street
Stamford, Connecticut 06901

Copies of the Annual Report on Form 10-K will not include the exhibits thereto, but will include a list describing the exhibits not included, copies of which also will be available at a cost of one dollar per page.

Angelo De Caro
Chairman and Chief Executive Officer

Stamford, Connecticut
May 7, 2007

Appendix A

Patriot National Bancorp, Inc

Audit Committee Charter

Approved: April 20, 2007

AUDIT COMMITTEE CHARTER

Purpose

The purpose of the Audit Committee is to provide oversight and act as a liaison to the Board of Directors of Patriot National Bancorp, Inc. and Patriot National Bank (together referred to as the “Company”) regarding audit issues. The Committee engages the independent auditors, reviews the arrangement and scope of the audit, considers comments made by the independent auditors regarding internal accounting controls, oversees the internal auditing function, review internal accounting procedures and controls with the Company’s financial staff.

In discharging it oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the authority to engage independent counsel and other advisers as it determines necessary to carry out its duties.

Each member of the Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Company from which it receives information and (ii) the accuracy of the financial and other information provided to the Committee by such persons and organizations absent actual knowledge to the contrary. In addition, the evaluation of the Company’s financial statements by the Committee is not of the same scope as, and does not involve the extent of detail as, audits performed by the independent auditor, nor does the Committee’s evaluation substitute for the responsibilities of the Company’s management for preparing, or the independent auditor for auditing, the financial statements.

Responsibilities of Audit Committee

•	Review the adequacy of the Company’s system of internal control
•	Review the activities, organizational structure and qualifications of the internal audit function. Meet with the internal auditor at least quarterly.
•	Annually review the independent auditors’ proposed audit scope and approach
•	Conduct a postaudit review of the consolidated financial statement and audit findings. Including any significant suggestions for improvement provided to management by the independent auditors
•	Review the performance of the independent auditors
•	Review and approve the independent auditors’ fee arrangements
•	Review management’s monitoring of compliance with the Company’s Code of Ethics
•	If necessary, institute special investigations and, if appropriate, hire special counsel or experts to assist
•	Perform other oversight functions as requested by the Board

2

AUDIT COMMITTEE CHARTER

Reporting Responsibilities

•	The members of the Committee shall be appointed by the Board and the Committee reports to the Board.
•	Maintain lines of communication with management, the independent auditors and the internal auditor(s) (including private meetings).
•	Shall review and discuss with management the policies and guidelines for risk assessment and management.

Audit Committee Membership

Membership to the Audit Committee will be in accordance with Nasdaq’s independent directors and audit committee standards. There will be a minimum of three independent directors, including the chairman. A member shall be considered “independent” and qualified for membership as long as he or she does not accept any consulting, advisory, or other compensatory fee from the Company, is not an affiliated person of the Company or its subsidiaries, and meets the independence requirements of the law, SEC regulations and the NASDAQ Global Market listing standards. All Committee members shall be financially literate and at least one member shall be an “audit committee financial expert” as defined by SEC regulations.

Meetings

A majority of the Committee shall constitute a quorum. Generally, the Committee will meet at least quarterly and will submit a report of their meeting at the next scheduled Board of Director’s meeting. These meetings should include management, the internal auditors, independent auditors (when deemed appropriate) and others, as necessary, and cover topics such as:

•	The scope of the internal audit department’s activities, their annual internal audit plan and follow-up on any completed internal audit reports
•	Plans for addressing possible conflict of interest situations
•	Review of management’s procedures for monitoring compliance with Company policies
•	Any material litigation and matters that have an impact on the financial statements

Before the commencement of the annual audit, the committee should meet with the independent auditors and management and review:

•	The audit approach and scope of examination
•	Any significant planned changes in the Company’s accounting principles, policies and practices
•	Recent developments in accounting principles, reporting practices, and regulatory policies that may have a significant effect on the Company’s financial statements.
•	Special areas needing attention
3

AUDIT COMMITTEE CHARTER

As soon as possible after the annual audit, the committee should meet with the independent auditors and management and review:

•	The consolidated financial statements to be included in the annual report and in other publicly filed documents
•	The independent auditors’ findings, including significant resolved or unresolved problems and any written response by management to these comments.
•	The independent auditors’ comments on internal controls, as well as management’s response to these comments
•	The financial reporting process, including interim financial reporting

Annually, the Committee has the responsibility to retain and/or terminate the Company’s independent auditors (subject, if applicable, to shareholder ratification). The Committee shall have the sole authority to approve and/or per-approve all audit engagement fee and terms, as well as all significant non-audit engagement with the independent auditor.

At least annually, the Committee shall obtain and review a report by the independent auditors describing:

•	The accounting firm’s internal quality control procedures.
•
Any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with such issues.

•	All relationships between the independent auditor and the Company (to assess the auditor’s independence).

The Committee shall review, prior to the release or filing there of, any document containing the Company’s financial statements, including the interim financial reports and filings with the SEC or other regulators.

Internal Audit Function

Internal auditors play an important role in the financial reporting process. To be most effective, the internal audit department should have the support of both management and the Board of Directors (through its Audit Committee).

Internal auditing activities of particular emphasis will include:
•	Reviewing compliance with Company policies and procedures at all levels
•	Reviewing operations to evaluate the effectiveness of the internal control systems, including controls over computerized systems
•	Evaluating the effectiveness of management’s proposed actions to correct internal control deficiencies
•	Recommending operational improvements, which have the potential to increase profits
4

AUDIT COMMITTEE CHARTER

•	Evaluating the effectiveness of the physical protection of assets and the security of data
•	Verifying account balances
•	Making special examination into such areas as illegal payment, defalcations or conflicts of interests
•	Working with independent auditors

It is important that the Audit Committee have contact with internal auditors. The head internal auditor should attend all audit committee meetings. The Audit Committee will oversee the internal audit function and its activities by approving annually:

•	Written job descriptions for internal auditors
•	The internal audit plan, which includes the manner in which it plans its activities and a list of projects planned
•	A report on the internal audit activities for the year (or by quarter) which includes a list of projects completed, projects in process and selected audit findings
•	A description of the progress for ensuring that management takes the appropriate corrective of action on the suggestions made in the internal audit reports
•	An analysis of open audit findings, categorized by age and significance
•	Reports on planned changes in the internal audit function

5

REVOCABLE PROXY PATRIOT NATIONAL BANCORP, INC.

☒ PLEASE MARK VOTES AS IN THIS EXAMPLE	☐ For All Nominees Except:

PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 20, 2007	INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “For All Nominees Except” and write that nominee’s name(s) in the space provided below:

The undersigned hereby appoints John A.
Geoghegan, L. Morris Glucksman, Michael F.
Intrieri and each of them, as proxies for the
undersigned with full powers of substitution to
vote all shares of the Common Stock, par
value $2.00 per share (the “Common Stock”),
of Patriot National Bancorp, Inc. which the
undersigned may be entitled to vote at the
Annual Meeting of Shareholders of Patriot to
be held at The Hyatt Regency, 1800 East
Putnam Avenue, Old Greenwich, Connecticut
06870, at 9:00 a.m., on June 20, 2007 or any
adjournment thereof as follows:
___________________________ 2. Proposal to ratify the appointment of McGladrey & Pullen, LLP as independent auditors for the year ending December 31, 2007. For Against Abstain ☐ ☐ ☐

1. Election of directors. Proposal to elect the persons listed below as directors of Patriot.
In their discretion the proxies are authorized to
vote upon such other business as may properly
come before the Annual Meeting of
Shareholders or any adjournment thereof.

To help our preparations for the meeting,
please check here if you plan to attend.    ☐

For All Withhold Authority Nominees From All Nominees ☐ ☐

Angelo De Caro, John J. Ferguson, Brian A. Fitzgerald, John A. Geoghegan, L. Morris Glucksman, Charles F. Howell, Michael F. Intrieri, Robert F. O’Connell and Philip W. Wolford

The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement.

Please be sure to sign and date this Proxy in the box below.

_____________________ Date: ________________________ Shareholder sign above ________________________ Date: ____________________________ Co-holder (if any) sign above

Detach above card, sign, date and mail in postage paid envelope provided

PATRIOT NATIONAL BANCORP, INC.

PLEASE ACT PROMPTLY
MARK, SIGN, DATE & MAIL YOUR PROXY CARD TODAY

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER. IF NO DIRECTION IS SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSAL 2. THE VOTES ENTITLED TO BE CAST BY THE SHAREHOLDER WILL BE DIVIDED AMONG THE NOMINEES FOR WHOM THE PROXIES ARE AUTHORIZED TO VOTE IN SUCH MANNER AS MAY BE DETERMINED BY THE PROXIES. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee, guardian or for a corporation, please give your full title as such. If shares are owned jointly, both owners should sign.